Exhibit n.1

BELL, BOYD & LLOYD LLP

70 West Madison Street, Suite 3100 • Chicago, Illinois 60602-4207

312.372.1121 • Fax 312.827.8000

February 23, 2009

Nuveen Municipal Value Fund 2

333 West Wacker Drive

Chicago, Illinois 60606

As counsel for Nuveen Municipal Value Fund 2 (the “Registrant”), we consent to the incorporation by reference of our opinion, filed with Pre-effective Amendment No. 1 to the Registrant’s Registration Statement on Form N-2 (File Nos. 333-15599 and 811-2253) on January 23, 2009.

In giving this consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Bell, Boyd & Lloyd LLP

Bell, Boyd & Lloyd LLP